Third Quarter 2007 Earnings Release Conference Call

October 25, 2007

Ronald M. DeFeo, Chairman and CEO

Thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Riordan, the Company’s President and Chief Operating Officer; as well as our Group Presidents: Tim Ford for Aerial Work Platforms is on the line from Redmond, Washington; Bob Isaman for Construction; Rick Nichols for Materials Processing & Mining; and Steve Filipov for the Cranes Segment all are with me in the room this morning.

I have a couple of opening remarks as is typical, and then I will pass it on to Phil and Tom, who will cover some of the specifics. I would encourage you to look at the replay information to follow up the details which will be on our website.

To accommodate our audiences in earlier time zones or anyone unable to listen, there will be a replay of the teleconference. A replay will be available shortly after the conclusion of the call and can be accessed until Thursday, November 1, 2007 at 5:00 p.m. EDT. To access the replay, please call (800) 642-1687 and for participants internationally (706) 645-9291 and enter conference id #20460526.

We are actually quite pleased with our third quarter performance. Business conditions are generally strong, in particular where we have solid market positions. As we look at our Aerial Work Platforms (AWP) business, that business is up overall, although the North American AWP business declined mostly due to the telehandler product softness, which is quite housing related. The Cranes and Materials Processing & Mining businesses continue on strong upward trends. Our AWP business internationally looks to remain strong with excellent margins, and the Construction business is right on track with the improvement activities we have planned. The Roadbuilding, Utility Products and Other (RBUO) segment had a tough quarter and Phil will cover some of the added expenses we incurred in this segment during the quarter.

Most importantly, we feel we are remaining on track with the initiatives that are under way in the Company. Although it was not very long ago that folks questioned our ability to deliver a 10% operating margin in 2007, we feel we are ahead of this goal actually with a 10.8% operating profit in the quarter and an 11% operating profit year-to-date. Furthermore to achieve our 12 X 12 in 2010 goal, we need to average 12% compound annual growth rate (CAGR) on the revenue line. We are obviously ahead of this with the nine-month period with a 16.6% year-over-year growth rate. The supply chain initiatives are going well, our team is stronger today frankly than it has ever been, and the expansion plans for various initiatives, whether they be in China, India and other developing markets, continue to progress. Nothing ever happens in a straight line, and Terex is certainly no different.

Our Corporation remains an exciting place to work. We are looking to the future with real earnest. As I have told many of you, we are a freshman in high school with an advanced degree aspiration. This means that the hard work we have done over the past five years to build an operating company is well under way. We have the foundation of a strong operating enterprise with the Terex Business System we have been working quite diligently on and the deepening of the management team. We have not made a significant acquisition over the past four to five years and now we feel that as market opportunities do develop, which we think they will, we are very well positioned to apply our better operating capabilities across a range of value building businesses.

As previously stated, we want to achieve a minimum 20% to 25% return on invested capital (ROIC) across the cycle and we believe we can significantly out-earn our cost of capital. Though we are quite pleased with the 41% plus ROIC that we delivered in this past twelve-month period, we think, in general, overall the level of return on capital we can deliver through the cycle will be in the 20% to 25% range. We believe that, as we have exceeded historically our growth expectations, and as I look forward past the 2010 period, we are really going to try and pull the Company back to our 20% CAGR, which we feel is within reach, with about half coming from organic growth and the balance from acquisitions. However, this never happens evenly, so we are working to make sure we are well positioned to grow shareholder value through the period. The use of our cash and debt balances in the future will be targeted first against high return potential M&A and also to fund the different internal expansion activities we have under way, such as CAPEX, as well as some new facilities where we feel they will provide appropriate returns.

To sum up in a sentence, the sky is not the limit for Terex, but we still feel that the best is yet to come as we build on the years of experience and talent that is now housed within the Company.

Now I would like to turn it over to Phil.

Phil Widman, Senior Vice President and Chief Financial Officer

Thanks Ron, and good morning.

Before I begin, let me remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of these factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

We have continued to realize strong net sales growth of 15% to $2.2 billion, mainly as a result of international demand for our products. Foreign exchange movements contributed approximately 4% to the growth over the comparable 2006 period. Gross margin improved by 1.8 percentage points to 21.1%, largely due to increased international demand, favorable product mix and pricing actions, partially offset by investment in internal initiatives. Net sales growth has been reduced due to the continuation of certain supplier and capacity constraints, which has contributed to the record level of backlog. Approximately 10% of our backlog is past our originally expected ship dates.

SG&A expense increased due to the expansion of our sales activities in international markets, continued investment in broad based initiatives, foreign currency movement and certain bad debt charges.

Operating margin was 10.8% in the third quarter of 2007, an improvement of 0.8% when compared to the prior period, approximately 0.3% of which was related to foreign exchange movement.

The effective tax rate for continuing operations in the third quarter was 34.1%, which included discrete items for the impact of changes in UK and German statutory tax rates of $3 million, as well as benefits from certain tax planning initiatives. The full year rate is anticipated to be slightly less than 36%.

Income from continuing operations in the third quarter 2007 was $151.5 million or $1.45 per share compared to $105.6 million or $1.02 per share in the comparable 2006 period. The 2006 period included a charge of approximately $ 0.11 per share due to the early extinguishment of debt.

Given our performance this quarter, we are maintaining our full year earnings guidance of $5.50 to $5.70 per share, which includes the impact of the early extinguishment of debt made in the first quarter of this year.

Income from operations continues to be the main driver of ROIC which reached 41.9% for the trailing twelve-month period. We were disappointed with the level of working capital, as it increased to 23.2% from 19.2% of annualized trailing quarter net sales in the comparable 2006 period. Working capital increased largely due to the increased level of international shipments in transit, certain customer delays in mining products and the impact of supplier constraints on parts availability in meeting our increasing demand. We anticipate being close to 20% for annualized trailing quarter net sales as we end 2007.

Debt less Cash and Cash Equivalents decreased $9 million in the quarter to $189 million, representing 7.7% of total capitalization which is down from 18.6% in the prior year’s quarter. Cash flow from operations of $55 million was mainly generated from income, partially offset by the growth in working capital. We spent $30 million on capital expenditures and share repurchases totaled approximately $50 million in the quarter.

Let’s move on to the individual segment performance.

First, the Aerial Work Platforms segment had another excellent quarter as our activity continued the trend toward international markets, with international net sales representing 46% of the total. Operating margin improved by 1.5 percentage points over the prior year quarter due to favorable product mix and currency, offset partially by investment in internal initiatives – particularly expanding our international sales infrastructure.

With regard to backlog levels in the third quarter 2006 for this segment, we identified an error in our press release. It should be $517 million in the third quarter of 2006 (as was indicated in our historical release earlier this year) instead of $396 million. The current period of $650 million results in an increase of 26% from the prior year third quarter and down 18% from the second quarter 2007, reflecting the increased international demand and the normal North American seasonal order pattern.

The Terex Construction segment had a net sales increase of 17% to $452 million, as demand for compact equipment and construction class excavators in Europe continued to strengthen. Foreign currency movement accounted for roughly a third of the growth in the period over the prior year.

Operating margin improved to 3.1% as we continue to focus on execution of our plans to pull together distribution in core markets and global supply chain processes, while capitalizing on the growing opportunities in key home markets.

Backlog levels more than doubled from the prior year level to $732 million due to increasing demand for hydraulic excavators, compact equipment and heavy trucks, as well as certain supplier constraints limiting production output, particularly in hydraulic excavators.

The Terex Cranes segment realized substantial growth in net sales and profitability as global demand remains robust. Net sales increased by 23%. Excluding the impact of foreign currency movement, growth was 16%.

Gross margin improved by 4.2 percentage points to 21.0%, mainly due to the effect of prior pricing actions flowing through the backlog coupled with a higher mix of crawler and rough terrain cranes. The operating margin of 12.0%, an improvement of 2.9 percentage points, is somewhat less as we invest in sales and administrative infrastructure to address the global expansion.

Backlog, which reached $1,742 million, has increased 71% relative to the prior year period and 23% sequentially. One of our main areas of focus in this segment is capacity expansion through process improvement and investment in additional manufacturing resources.

The Terex Materials Processing & Mining segment reported a net sales increase of 31%, 25% excluding foreign currency movement, to reach $528 million, due mainly to mining truck and mobile crushing and screening products. Net sales of mining products, in particular, continue to be constrained due to supplier parts availability.

Operating margin of 11.3% was down somewhat from last year due to a higher proportion of net sales being generated from the lower margin mining trucks as well as continued investment in SG&A infrastructure to address the growth.

Order backlog more than doubled from the prior year as we continue to see strong demand for mining products in particular. The increasing demand for energy and raw materials continues to support expansion in this segment.

Overall the Roadbuilding, Utility Products and Other segment reported decreased net sales and income from operations, mainly due to the North American residential housing market decline impacting our cement mixer business. We incurred a charge of $4 million related to a customer in Terex Asset Services, our re-rental business, which we continue to wind down.

You will note an increase in the loss from operations in Corporate and Eliminations of approximately $4 million as we continue to focus on Company-wide initiatives in supply management, manufacturing strategy, the enterprise management system, marketing and the Terex Business System. We also took a charge of $2 million related to the completion of the Company’s relocation to a new headquarters location. In the third quarter we have allocated an additional $12 million to the business segments over the prior year.

Overall we had a solid quarter and we continue to focus on improving our internal capabilities to address our profitable growth objectives.

With that I’ll turn it over to Tom to discuss operating highlights.

Tom Riordan, President and Chief Operating Officer

Thanks Phil, and good morning everyone.

I will cover our current views of our end markets, discuss how each of our businesses are performing, and then get into some of our key operating initiatives.

The end markets for Terex are generally quite strong as global infrastructure drives the basic demand for our products. However, there are clear differences between various geographies. We remain reasonably well positioned for the current environment.

The Aerial Work Platforms market has softened in North America and overall we are seeing what we would characterize as a more traditional seasonal pattern. Major rental companies are buying less and are busy planning for 2008, with the smaller regional rental companies being more active. The international business remains quite buoyant. These are the general trends we expect to continue into 2008.

Globally, the construction equipment market for traditional products is quite varied. North America is down mid-teens percentages as best we can tell. Europe remains very strong with the eastern European countries accelerating, and the Middle East and Asia are also quite strong.

The end markets driving Materials Processing & Mining products also remain globally strong and still quite positive in the U.S. These markets are non-residential infrastructure and commodity-based mining categories. U.S. coal is a temporary concern, but we have little exposure there.

Cranes is all about the large infrastructure projects under development around the world and is likely to remain this way for some time. Yes, the North American housing market is having a modest negative impact on the small end of the range, but, overall, the applications where cranes are most desired and profitable are very strong.

Lastly, most of the U.S. road building industry is generally flat to down, and the utility product categories we see are flat, but with encouraging signs.

Let’s discuss what all this means for Terex.

Overall, our Aerial Work Platforms business performed very well in the quarter. The North American Aerial Work Platforms business decreased by mid-teens percentage points in Q3, reflecting substantially similar demand for booms and scissors compared with the prior year and a more significant deterioration of telehandlers. Europe continues to be very buoyant, and most of our Asia Pacific business continues to be very strong as well. Latin America is up significantly from a year ago. Overall, our international business grew approximately 40%, which is in line with how we expected the quarter to develop. The year has pretty much developed as we thought it would.

Going into Q4, we expect the North American market to be approximately flat with last year, with our other key markets continuing to be strong to very strong. Backlogs are up substantially from a year ago, and are in line with our expectations.

The Construction segment continues to make solid progress. While our U.S. business has softened substantially, it represents approximately 15% of this segment’s net sales. We are generally in line with the market, although in several products we are making small share gains. The currency obviously has negatively affected our competitiveness with our primarily European-based plants, and these issues are clearly being factored into our longer term manufacturing plan. The strength of our European, African and Middle Eastern business has more than offset any weakness in the U.S. For example, our European business is up low-to-mid double digits in most product categories. Our backlog has more than doubled from a year ago, and our profit margin is strengthening.

For Q4, we would expect these trends to continue. I’m also pleased to announce that we have our first mini-excavators coming out of our start-up plant in Sanhe, China. We are beginning to market German designed products via a lean production build facility located in China. Many components are still western or Japanese, so costs are not yet optimized, but we plan to keep working on this extremely important initiative.

Terex Cranes has continued its strong growth. With the exception of some weakness in North America for small truck cranes and boom trucks, all regions demonstrated very robust demand particularly in the Middle East. Backlog is at record levels, up an additional $328 million in Q3 alone, and we are very aggressively working to increase build capacity in our plants. We expect these trends to continue at least through next year.

Materials Processing & Mining also continues to be very strong, with bookings up 20% from last year and backlog up over 100%. Our margin was somewhat lower than last year, due to engineering and other operating expenses and some product mix changes. However, profitability was still up over 22% from last year. With the continued growth in this segment, we are aggressively working on capacity bottlenecks. Construction will begin early next year on a new plant in China, with production starting by year end 2008. This will be the first plant of three built to be part of a manufacturing campus for Terex.

Our Roadbuilding and Utilities segment, despite aggressive cost reductions, continues to struggle. Sales are down mid-teens percentage mostly due to our concrete mixer business. We are seeing some minor improvements in order rates, particularly in our Utilities business. For Q4, we are expecting marginal improvements in profitability. Phil has already discussed the non-operating items in this segment.

Moving on to our key initiatives, we now have in place the core team of the supply management group. I am very pleased with the caliber of talent we have, with a blend of internal and external people. This team is focused on cost reduction from leveraging our global spending, as well as bringing additional focus and visibility to supplier capacity and delivery challenges. We continue to be challenged moderately with supply chain capacities and deliveries. Substantial effort has gone into reviewing and improving our materials planning and forecasting methods, and, despite the high level of inventory, we are seeing improvements in many areas. We are also in the process of starting up sourcing teams in India and China to support our cost objectives. I would expect these teams to be up and running early next year. In general, material pricing pressure has been very moderate, and we expect that will continue into next year.

We have recently staffed a new position, Vice President of Technology, for Terex. Jacob Thomas comes to us from Navistar, where he was responsible for their big bore engine business. With a very strong background in engineering, he will be instrumental as we begin to rationalize our drive train and major component systems, the upcoming Tier 4 engine requirements, and drive best practices across the Company on advanced technology and intellectual property. He’s off to a great start.

The Terex Management System continues on-track and on-budget for implementation of our new ERP system at three pilot sites early next year. This capability, once implemented at all locations, will be a huge enabler to communicate seamlessly between customers, plants, and suppliers. And we feel this will also help us improve operational efficiency.

Lastly, our Terex Business System continues to become a “way of life”. Through September, we had 553 Kaizen events with nearly 5,000 participants. This is a very broad-based improvement process throughout all of our businesses, focusing on solving “real life” problems of capacity, cost, quality, and generally reducing waste in our offices and plants.

At this point, I will turn it back over to Ron.

Ronald M. DeFeo, Chairman and CEO

Thank you Tom and Phil. Just let me reemphasize what is stated in our press release, that our near-term outlook remains consistent with where it has been historically, which is the $5.50 to $5.70 per share for the full year. We will not provide guidance at this point in time for 2008, as we are entering our budget period and will be reviewing our outlook, but we remain quite optimistic about the Company’s opportunities to progress through the time period. So let me now open it up to questions. Thank you.